Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE

Millrose Properties, Inc. (the “Company”) is filing a Registration Statement on Form S-11 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the spin-off of the Company from Lennar Corporation. I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the Board of Directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Kathleen B. Lynch
Name: Kathleen B. Lynch
Date: December 18, 2024